Exhibit 1.01

Columbia Sportswear Company
Conflict Minerals Report
For The Year Ended December 31, 2016

SUMMARY
This Conflict Minerals Report of Columbia Sportswear Company (“Columbia,” “the Company,” “we,” “us,” or “our”) for the year ended December 31, 2016 is prepared in compliance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (“Conflict Minerals Rule”). This report is meant to provide transparency on Columbia’s use of tantalum, tin, tungsten, and gold (“3TG”) when those minerals are necessary to the functionality or production of our products. The Conflict Minerals Rule refers to the 3TG minerals as “conflict minerals.”

Pursuant to the Conflict Minerals Rule, we are required to conduct a good faith reasonable country of origin inquiry (“RCOI”) designed to determine whether any of the 3TG minerals necessary to the functionality or production of our products originated in the Democratic Republic of the Congo (“DRC”) or an adjoining country, collectively defined as the “Covered Countries.” Unless otherwise defined, terms used in this Report are defined in the Conflict Minerals Rule.

PART I. COMPANY OVERVIEW
Columbia is a global leader in the outdoor and active lifestyle apparel, footwear, accessories, and equipment industry. Founded in 1938 in Portland, Oregon, Columbia products are sold in approximately 90 countries and have earned an international reputation for innovation, quality and performance. Columbia is committed to designing innovative and functional products for consumers who participate in a wide range of outdoor activities, enabling them to enjoy those activities longer and in greater comfort by keeping them warm or cool, dry and protected. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, Sorel®, Montrail®, prAna®, and OutDry® brands.

Our Products
Our principal products include apparel, footwear, accessories, and equipment for use in a wide range of active lifestyle activities by men, women and youth. We develop and manage our merchandise in two principal categories:

•	apparel, accessories and equipment; and

•	footwear.

Our Supply Chain
We do not own or operate manufacturing facilities and virtually all of our products are manufactured by independent factories located outside the United States. Our apparel, accessories and equipment are manufactured in approximately 17 countries, with Vietnam and China accounting for approximately 65% of our 2016 apparel, accessories and equipment production. Our footwear is manufactured in four countries, with China and Vietnam accounting for substantially all of our 2016 footwear production.

Many of the products that we manufacture are highly technical and typically include components and trims from many suppliers. We maintain contracts with most of our finished good suppliers and many of our trim and component suppliers. While we may direct our vast network of finished good suppliers to use specific trim and component suppliers, in some cases we may not have direct contractual relationships with the trim and component suppliers used by our finished goods suppliers. Generally, there are multiple tiers of vendors and suppliers between the 3TG smelters, refiners, and mines and our direct finished-good suppliers.

PART II. CONFLICT MINERALS PROGRAM

Conflict Minerals Program Overview
At Columbia, we value responsible manufacturing practices and are committed to working with manufacturing partners who share these values. Columbia follows the Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas framework developed by the Organisation for Economic Co-operation and Development (“OECD”) in conducting inquiries to determine whether products include conflict minerals from the Covered Countries. In addition, we are involved in industry task forces that collaborate among numerous industry groups impacted by the Conflict Minerals Rule.

Conflict Minerals Policy
We have adopted a position statement (“Policy”), commonly referred to as a conflict minerals policy by our industry peers, regarding the sourcing of 3TG minerals. Our Policy is publicly available on our website at www.columbia.com in the Corporate Responsibility section of the website.

Columbia expects all of its suppliers to avoid the use of 3TG from non-certified sources. Columbia’s Policy creates an expectation for suppliers to establish policies, due diligence frameworks and management systems, consistent with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas. Specifically, we expect suppliers to maintain records on the source and chain of custody for all 3TG minerals used in the manufacturing of our products. In addition, we may require suppliers to provide information with respect to their supply chain to allow us to provide transparent disclosure consistent with the Conflict Minerals Rule. Our Policy applies to all suppliers and licensees of Columbia and its subsidiaries and affiliates. Each supplier providing product, trims or components to Columbia (or who otherwise contracts to brand products with a Columbia-owned trademark) that include 3TG minerals is expected to:

•	Maintain adequate records regarding its supply chain sources, including adequate contact information;

•	Cooperate with Columbia and respond in a timely manner to information requests by Columbia with respect to the supplier’s sources of 3TG minerals; and

•	Certify, upon Columbia’s request, the sources of supplier’s 3TG minerals.

As we enter into new contracts or renew existing contracts with suppliers, we expect suppliers to comply with our Policy and to cooperate with our efforts to identify the sources of 3TG minerals found in the products we purchase from them.

Contacting Columbia
We have established a process to allow interested parties to contact us with questions, comments or concerns regarding our Policy or practices. Our Conflict Minerals group may be reached by email at conflictminerals@columbia.com.

The product category units contained in this report are aggregated at the product category or highest level. An inquiry regarding a particular product style may be sent to conflictmineralreports@columbia.com.

Scope of Review
This report covers apparel, equipment, accessories, and footwear products manufactured for Columbia and its subsidiaries in 2016, other than products specifically excluded as noted below. In accordance with the Conflict Minerals Rule and industry guidance, Columbia determined that certain items were excluded from reporting, including point-of-purchase displays, prototypes, packaging, hangers, and samples. In addition, Columbia made determinations with respect to the exclusions from our scope of review of certain dyes, biocides and fungicides included in certain products that are not indicated to include 3TG minerals. We also excluded from the scope of our report the following products because we do not believe we contract to manufacture the products:

•	Certain products manufactured by third-party licensees under trademark license agreements;

•
Products manufactured pursuant to agreements for which Columbia has limited control over the content or manufacturing of the product, including certain products manufactured by our distributors for distribution in markets in their designated territory; and

•	Certain products sourced through sourcing agents.

Based on this scope of review, we conducted a reasonable country of origin inquiry and due diligence as described below.

PART III. REASONABLE COUNTRY OF ORIGIN INQUIRY AND DUE DILIGENCE

Design of Program
We designed our conflict minerals compliance program to conform in all material respects with the framework presented by the OECD in the publication OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas. Due to the complexity and size of our supply chain, we developed a risk-based approach that focused on suppliers that we believed were likely to provide us with trims, components or finished goods containing 3TG minerals.

Efforts to Determine Country of Origin
Under our RCOI, we requested that all suppliers identified as providing trims, components or goods that could possibly include 3TG minerals provide information to us regarding their 3TG mineral use and smelter sources using the Conflict Mineral Reporting Template (“CMRT”). The CMRT was developed by the Conflict Free Sourcing Initiative (the “CFSI”) to collect data and facilitate disclosure of information regarding smelters and refiners that provide material to a manufacturer’s supply chain. It includes questions regarding a direct supplier’s conflict minerals policy, its due diligence process and information about its supply chain, such as the names and locations of smelters and refiners, as well as the origin of 3TG minerals used by those facilities. We believe adoption of this form facilitated a more consistent result in the information we received from suppliers who are likely responding to the requests from many other manufacturers and that use of the CMRT represents our reasonable efforts to determine the country of origin of 3TG minerals in our supply chain. In large part, we must rely on the cooperation of other parties in our supply chain to report on compliance with the Conflict Minerals Rule.

Due Diligence Measures Performed
We designed our due diligence framework to conform in all material respects with the OECD’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, which is described below.

1. Management Systems
Columbia has established a management system consisting of a framework of policies, processes, controls and an organizational structure that supports our efforts to ensure compliance with the Conflict Minerals Rule. These are further described below.

Internal Team
Our management system includes an executive steering committee sponsored by the President and Chief Operating Officer, and a team of key senior executives and subject matter experts from functions such as manufacturing, materials research, legal, and finance. The team of subject matter experts is responsible for implementing our Conflict Minerals compliance strategy and is led by our Vice President of Corporate Responsibility. Execution of the program is managed by the Corporate Responsibility Department and is based upon OECD established guidelines. In addition, our Board of Directors is periodically updated regarding our efforts to comply with the Conflict Minerals Rule.

Control systems
Our control structure includes:

•	A documented Conflict Minerals Policy approved by executive management related to our sourcing of 3TG minerals;

•	Internal and vendor training programs covering Columbia’s conflict minerals program requirements;

•	Centralized project team with senior management support from the Corporate Responsibility, Legal, Finance, Materials Research and Manufacturing Departments;

•	Engagement of a third party service provider to assist in conducting a RCOI and following up on due diligence;

•	Designated personnel in the regional offices to manage communication between suppliers and Columbia’s third party service provider when needed;

•	A notation in our Restricted Substance List that establishes the expectation that our suppliers avoid use of non-certified 3TG minerals;

•
A Conflict Minerals contract clause that creates an expectation for suppliers and their subcontractors to adhere to our Conflict Minerals Policy, which requires suppliers to provide us with information about their sources of 3TG minerals;

•	Periodic updates to the Board of Directors and executive management team as considered necessary; and

•	An established grievance mechanism included in Columbia’s Conflict Minerals Policy to direct questions or concerns about Columbia’s conflict minerals program to a specific email address.

Maintenance of records
We have established a central repository for information in order to facilitate access and retention of records. A retention policy is in place to ensure that relevant materials are preserved for appropriate periods.

Supplier Engagement
In 2016, our Policy and Columbia’s requirements were communicated to 96 active suppliers across our supply chain. Training documentation was provided to these targeted suppliers to share general information about the Conflict Minerals Rule along with Columbia’s requirements to suppliers regarding this obligation. We engaged a third party service provider to assist in this communication, our reasonable country of origin inquiry and our due diligence. While most of our inquiries are directed to our indirect trim and component suppliers, in some cases we must rely on our direct suppliers to work with their upstream suppliers in order that they may provide us with accurate information about the origin of 3TG minerals in the trims and components included in the finished goods we purchase. This assistance included answering any questions that suppliers had about the CMRT or any other due diligence requests from Columbia. When needed, we have leveraged our existing foreign liaison offices to facilitate engagement with our suppliers, including support in answering questions about the training materials and the third party service provider’s role in Columbia’s efforts to comply with the Conflict Minerals Rule requirements. As part of our program, Columbia required suppliers to complete (i) the CMRT, disclosing a high-level assessment of vendor’s use of 3TG minerals and (ii) a smelter list, documenting the vendor’s source of 3TG minerals, as cross referenced against the Conflict Free Smelter Program. In addition, we also requested a product list, including a list of the products sold to Columbia or its subsidiaries where 3TG minerals were present.

2. Identify and Assess Risk in the Supply Chain
In accordance with the OECD framework, we implement a risk-based approach to ensure compliance with the Conflict Minerals Rule. Our program includes control mechanisms to identify and address risks inherent to our supply chain that could affect our efforts to comply with the Conflict Minerals Rule. These risks include:

•	Major changes in our operating processes or foreign sourcing operations;

•	Inaccurate classification of materials and trims that may result in incorrect final report results;

•
Inaccuracy of our database of suppliers and appropriate contacts that are specific to the conflict minerals program, and inability to accurately identify all local manufacturing and licensing arrangements specific to regions outside the United States;

•	Introduction of new product lines, products or other business activities;

•	Disruption of our information systems or incompatibility of our systems with our suppliers’ systems;

•	Adequacy of internal controls to prevent noncompliance with the Conflict Minerals Rule;

•	Timeliness, completeness and availability of supply chain information following business acquisitions; and

•	Adverse impacts to the Company’s relationships with its suppliers due to costs and burden of compliance.

Other external factors that could affect our conflict minerals activities include:

•	Changes or developments in legislation, regulations, rulings, and court decisions;

•
Reliability of representations by suppliers indicating the facility at which its conflict minerals were processed and accuracy in demonstrating that those conflict minerals did not originate in the Covered Countries or came from recycled or scrap sources; and

•	Suppliers being unable or unwilling to provide us with the information we need to comply with the Conflict Minerals Rule on a timely basis or at all.

Survey Process and Results
Our conflict mineral reporting process involves:

•	Identifying trims and components used in our products that could contain 3TG minerals;

•	Reviewing, when available, the bill of materials for trims and components that could contain 3TG minerals;

•	Identifying suppliers of trims and components or finished goods that could incorporate materials that could contain 3TG minerals;

•	Establishing suppliers that are included in the scope of our 3TG minerals reporting process in accordance with the Conflict Minerals Rule; and

•
Instructing our third party service provider to request completion of the CMRTs from finished good and component suppliers to determine if these suppliers have product that potentially contains 3TG minerals from Covered Countries.

Our third party service provider requested completed CMRTs of 96 suppliers, representing primarily trim and component suppliers. We received responses from 94 suppliers, for a response rate of approximately 98%. Of the responding suppliers, 17% indicated one or more of the 3TG minerals were necessary to the functionality or production of the products they supply to Columbia or its subsidiaries. We have classified each of our 94 reporting suppliers on identified SORs information as follows:

•
“DRC Yes” – No suppliers have been classified as “DRC Yes”, or having one or more processors listed by the supplier as known to source from a Covered Country, but it is not yet certified by a recognized body as “Conflict Free;”

•
“DRC Uncertain” – One supplier has been classified as “DRC Uncertain” based on a response that indicated sourcing from a Covered Country or a country designated by OECD as a “Level 2 Country” (low to medium risk countries with some known or plausible involvement in smuggling, export or transit of minerals out of conflict affected regions), but some inconsistent information is known;

•	“Inconsistent” or “Uncertain” – Thirteen suppliers have been classified as either having “Inconsistent” or “Uncertain” information;

•
“DRC Conflict Free 3TG” – One supplier has been classified as “DRC Conflict Free 3TG” because all metal processors identified by the suppliers as known to source from a Covered Country are certified by a recognized body as Conflict Free;

•	“DRC Free 3TG” – Two suppliers have been classified as “DRC Free 3TG”, as none of the metal processors identified by the supplier are known to source from a Covered Country; and

•	“No 3TG” – Seventy-seven suppliers responded as not using 3TG in their products.

Columbia focused on communication and coordination with our suppliers who fell under the “Uncertain” and “Inconsistent” categories as well as the two suppliers that did not complete a response CMRT for the 2016 reporting year. We had no suppliers that fell under the “DRC Yes” classification. The supplier that remained under the “DRC Conflict Free 3TG” classification is sourcing from a Covered Country using a smelter certified as conflict free by a recognized body.

Approximately 61% of the responses received provided data at a company level. The remaining suppliers declared that information was provided either at a product level or in a user defined category. Given that a majority of the responses were made at the company level, some of the 3TG and related smelters identified in the responses may not specifically relate to Columbia’s products. For instance, certain gold smelters or refiners were identified by suppliers who responded at the company level. However, to Columbia’s knowledge, gold is not present in our products and there were no responses specific to Columbia’s products indicating otherwise.

Our third party service provider reviewed the supplier responses against risk factors and criteria we developed to determine which suppliers fell under a particular response classification. Supplier responses were evaluated for plausibility, gaps and inconsistencies within the data reported by those suppliers, as well as incomplete smelter information. Additional supplier contacts were conducted to attempt to resolve the following “quality control” (QC) flags:

•	One or more smelter or refiners (“SOR”) were listed for an unused metal;

•	SOR information was not provided for a used metal, or SOR information provided was not a verified metal processor;

•	Supplier answered yes to sourcing from the Covered Countries, but none of the SORs listed are known to source from the region;

•	Supplier indicated that they have not received conflict minerals data for each metal from all of their relevant suppliers;

•	Supplier indicated they have not identified all of the SORs used for the products included in the declaration scope;

•	Supplier indicated they have not provided all applicable SOR information received; and

•	Supplier indicated 100% of the 3TG for products covered by the declaration originates from scrap/recycled sources, but one or more SORs listed are not known to be exclusive recyclers.

Smelters or Refiners and Country of Origin of 3TG Minerals
Based on our third party service provider’s analysis, there was an indication of Covered Country sourcing for 20 out of 73 verified smelters or refiners identified by Columbia’s suppliers. For those suppliers with indication of sourcing from Covered Countries, our service provider completed additional investigation to determine the source and chain-of-custody of the regulated metals. If the SOR was not certified under an internationally-recognized program, our third party service provider attempted to contact the SOR to gain more information about their sourcing practices, including countries of origin and transfer, and whether there are any internal due diligence procedures in place or other processes the SOR takes to track the chain-of-custody on the source of its mineral ores. Relevant information in its reviews include: whether the SOR has a documented, effective and communicated conflict-free policy, a system to support a mass balance of materials processed and traceability documentation. Research was performed to analyze any additional information regarding the SOR’s sourcing practices. Up to three contact attempts were made by our third party service provider to SORs to gather information on mine country of origin and sourcing practices.

The following table lists smelters or refiners with indications of Covered Country sourcing, along with the associated countries of origin and the relevant certification status. Our third party service provider relied on the following internationally accepted audit standards to determine which SORs are considered “DRC Conflict Free:” the Conflict-Free Sourcing Initiative (“CFSI”) Conflict-Free Smelter Program (“CFSP”), the London Bullion Market Association Good Delivery Program (“LBMA”) and the Responsible Jewelry Council Chain-of-Custody Certification (“RJC”).

Metal	Smelter/Refiner	Certification Status	Mine Countries of Origin
Gold	Asaka Riken Co., Ltd.	CFSP	Burundi, Rwanda
Gold	CCR Refinery - Glencore Canada Corporation	LBMA, CFSP	DRC- Congo (Kinshasa), Zambia
Gold	Mitsubishi Materials Corporation	LBMA, CFSP	Congo (Brazzaville)
Gold	Nihon Material Co., Ltd.	LBMA, CFSP	DRC- Congo (Kinshasa) Rwanda
Tin	CV United Smelting	CFSP	DRC- Congo (Kinshasa) Rwanda
Tin	EM Vinto	CFSP	DRC- Congo (Kinshasa)
Tin	Magnu’s Minerais Metais e Ligas Ltda.	CFSP	DRC- Congo (Kinshasa)
Tin	Malaysia Smelting Corporation (MSC)	CFSP	Burundi, DRC- Congo (Kinshasa), Uganda
Tin	Minsur	CFSP	DRC- Congo (Kinshasa), Rwanda
Tin	Operaciones Metalurgical S.A.	CFSP	DRC- Congo (Kinshasa)
Tin	PT Bangka Tin Industry	CFSP	DRC- Congo (Kinshasa)
Tin	PT Bukit Timah	CFSP	DRC- Congo (Kinshasa)
Tin	PT Eunindo Usaha Mandiri	CFSP	DRC- Congo (Kinshasa), Rwanda
Tin	PT Stanindo Inti Perkasa	CFSP	DRC- Congo (Kinshasa)
Tin	PT Timah (Persero) Tbk Kundur	CFSP	DRC- Congo (Kinshasa), Rwanda
Tin	PT Timah (Persero) Tbk Mentok	CFSP	DRC- Congo (Kinshasa)
Tin	PT Tinindo Inter Nusa	CFSP	DRC- Congo (Kinshasa), Rwanda
Tin	Thaisarco	CFSP	Burundi, DRC- Congo (Kinshasa), Rwanda, Uganda
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CFSP	DRC- Congo (Kinshasa)
Tungsten	H.C. Starck Tungsten GmbH	CFSP	Rwanda

Our third party service provider also assigned red flags to SORs where there was evidence of sourcing from an OECD Level 2 country, or evidence of sourcing from countries which have unknown reserves for a given metal. The following are the smelters or refiners with an indication of sourcing from an OECD Level 2 country, along with the associated countries of origin and relevant certification status:

Metal	Smelter/Refiner	Certification Status	Mine Countries of Origin
Gold	Argor-Heraeus SA	LBMA, RJC, CFSP	South Africa
Gold	Asaka Riken Co., Ltd.	CFSP	Mozambique
Gold	Gold Refinery of Zijin Mining Group Co., Ltd	LBMA, CFSP	Mozambique
Gold	Heraeus Metals Hong Kong Ltd	LBMA, RJC, CFSP	Mozambique, South Africa
Gold	LS-NIKKO Copper Inc.	LBMA, CFSP	South Africa
Gold	Mitsubishi Materials Corporation	LBMA, CFSP	Mozambique
Gold	Nihon Material Co., Ltd.	LBMA, CFSP	Mozambique
Gold	Ohura Precious Metal Industry Co., Ltd.	CFSP	South Africa
Gold	PAMP S.A.	LBMA, RJC, CFSP	South Africa
Gold	Tanaka Kikinzoku Kogyo K.K.	LBMA, CFSP	South Africa
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	LBMA, CFSP	Mozambique

The following table lists the smelters or refiners with indications of sourcing from an unknown reserve, along with the associated countries of origin and the relevant certification status:

Metal	Smelter/Refiner	Certification Status	Mine Countries of Origin
Gold	Aida Chemical Industries Co., Ltd.	CFSP	Portugal
Gold	Argor-Heraeus SA	LBMA, RJC, CFSP	Hong Kong, Singapore, Switzerland
Gold	Asahi Pretec Corporation	LBMA, CFSP	Austria, Belgium, Cambodia, Czech Republic, Djibouti, Estonia, Germany, Hong Kong, Hungary, Ireland, Israel, Luxembourg, Netherlands, Portugal, Singapore
Gold	Asahi Refining USA Inc.	LBMA, CFSP	Bermuda, Hong Kong
Gold	Aurubis AG	LBMA, CFSP	Germany, Hong Kong
Gold	Boliden AB	LBMA, CFSP	Ireland
Gold	CCR Refinery - Glencore Canada Corporation	LBMA, CFSP	Germany, Switzerland
Gold	Heraeus Metals Hong Kong Ltd	LBMA, RJC, CFSP	Germany, Hong Kong, Singapore, Switzerland
Gold	Heraeus Precious Metals GmbH & Co. KG	LBMA, CFSP	Germany, Hong Kong, Jersey, Switzerland, United Arab Emirates
Gold	LS-NIKKO Copper Inc.	LBMA, CFSP	Hong Kong, Singapore
Gold	Matsuda Sangyo Co., Ltd.	LBMA, CFSP	Hong Kong
Gold	Metalor Technologies (Hong Kong) Ltd.	LBMA, CFSP	Hong Kong, Switzerland
Gold	Metalor Technologies SA	LBMA, RJC, CFSP	Belgium, Hong Kong, Switzerland
Gold	Metalor USA Refining Corporation	LBMA, RJC, CFSP	Switzerland
Gold	Mitsubishi Materials Corporation	LBMA, CFSP	Austria, Hong Kong
Gold	Nihon Material Co., Ltd.	LBMA, CFSP	Portugal, Switzerland

Gold	Ohura Precious Metal Industry Co., Ltd.	CFSP	Austria, Belgium, Cambodia, Czech Republic, Djibouti, Estonia, Germany, Hungary, Ireland, Israel, Luxembourg, Netherlands, Portugal, Singapore, Switzerland
Gold	PAMP S.A.	LBMA, RJC, CFSP	Hong Kong, Switzerland
Gold	Royal Canadian Mint	LBMA, CFSP	Germany, Switzerland
Gold	Tanaka Kikinzoku Kogyo K.K.	LBMA, CFSP	Belgium, Hong Kong, Singapore, Switzerland
Gold	Umicore Brasil Ltda.	LBMA, CFSP	Austria
Gold	Valcambi SA	LBMA, RJC, CFSP	Germany, Hong Kong, Switzerland
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	LBMA, CFSP	Germany, Switzerland
Tin	Alpha	CFSP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Japan, Jersey, Kazakhstan, Korea, Republic of, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Suriname, Sweden, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	CV United Smelting	CFSP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Congo (Brazzaville), Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Israel, Japan, Kazakhstan, Korea, Republic of, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	EM Vinto	CFSP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Congo (Brazzaville), Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Japan, Kazakhstan, Korea, Republic of, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	Fenix Metals	CFSP	Kazakhstan, Poland

Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CFSP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Japan, Kazakhstan, Korea, Republic of, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	Magnu’s Minerais Metais e Ligas Ltda.	CFSP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Japan, Kazakhstan, Korea, Republic of, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	Malaysia Smelting Corporation (MSC)	CFSP
Angola, Argentina, Austria, Belgium, Cambodia, Central African Republic, Colombia, Congo (Brazzaville), Czech Republic, Djibouti, Ecuador, Egypt, Estonia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Kazakhstan, Kenya, Korea, Republic of, Luxembourg, Madagascar, Mozambique, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, South Africa, South Sudan, Suriname, Taiwan, Tanzania, United Kingdom, Zimbabwe

Tin	Melt Metais e Ligas S.A.	CFSP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Japan, Kazakhstan, Korea, Republic of, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Taiwan, United Kingdom, United States, Zimbabwe

Tin	Metallo-Chimique N.V.	CFSP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Japan, Kazakhstan, Korea, Republic of, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	Minsur	CFSP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Japan, Kazakhstan, Korea, Republic of, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	Mitsubishi Materials Corporation	CFSP	Canada, Japan, Papua New Guinea
Tin	Operaciones Metalurgical S.A.	CFSP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Japan, Kazakhstan, Korea, Republic of, Luxembourg, Madagascar, Namibia, Netherlands, Philippines, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Artha Cipta Langgeng	CFSP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Japan, Kazakhstan, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Uzbekistan, Zimbabwe

Tin	PT ATD Makmur Mandiri Jaya	CFSP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Japan, Kazakhstan, Korea, Republic of, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Bangka Tin Industry	CFSP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Japan, Kazakhstan, Korea, Republic of, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Belitung Industri Sejahtera	CFSP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Japan, Kazakhstan, Korea, Republic of, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Bukit Timah	CFSP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Japan, Kazakhstan, Korea, Republic of, Luxembourg, Madagascar, Namibia, Netherlands, Poland, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT DS Jaya Abadi	CFSP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Japan, Kazakhstan, Korea, Republic of, Luxembourg, Madagascar, Mozambique, Namibia, Netherlands, Poland, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Eunindo Usaha Mandiri	CFSP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Japan, Kazakhstan, Korea, Republic of, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Inti Stania Prima	CFSP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Japan, Kazakhstan, Korea, Republic of, Luxembourg, Madagascar, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Mitra Stania Prima	CFSP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Japan, Kazakhstan, Korea, Republic of, Kyrgyzstan, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Panca Mega Persada	CFSP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Japan, Kazakhstan, Korea, Republic of, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Refined Bangka Tin	CFSP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Japan, Kazakhstan, Korea, Republic of, Luxembourg, Madagascar, Namibia, Netherlands, Philippines, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Sariwiguna Binasentosa	CFSP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Japan, Kazakhstan, Korea, Republic of, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Stanindo Inti Perkasa	CFSP
Argentina, Armenia, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Japan, Kazakhstan, Korea, Republic of, Luxembourg, Madagascar, Mozambique, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Timah (Persero) Tbk Kundur	CFSP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Japan, Kazakhstan, Korea, Republic of, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Timah (Persero) Tbk Mentok	CFSP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Japan, Kazakhstan, Korea, Republic of, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Tinindo Inter Nusa	CFSP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Japan, Kazakhstan, Korea, Republic of, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	Thaisarco	CFSP
Angola, Argentina, Austria, Belgium, Cambodia, Canada, Central African Republic, Chile, Colombia, Congo (Brazzaville), Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Japan, Kazakhstan, Korea, Republic of, Luxembourg, Madagascar, Morocco, Namibia, Netherlands, Poland, Sierra Leone, Singapore, Slovakia, South Sudan, Spain, Suriname, Switzerland, Taiwan, Tanzania, United Kingdom, United States, Zambia, Zimbabwe

Tin	White Solder Metalurgia e Mineração Ltda.	CFSP	Germany
Tin	Yunnan Tin Group (Holding) Company Limited	CFSP	Belgium, Canada, Ethiopia, Germany, Hong Kong, United States

Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CFSP
Argentina, Belgium, Cambodia, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Indonesia, Ireland, Israel, Kazakhstan, Korea, Republic of, Laos, Luxembourg, Madagascar, Malaysia, Namibia, Netherlands, Nigeria, Philippines, Sierra Leone, Singapore, Slovakia, Suriname, Switzerland, Taiwan, United Kingdom, Viet Nam, Zimbabwe

Tungsten	H.C. Starck Tungsten GmbH	CFSP
Argentina, Belgium, Cambodia, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Korea, Republic of, Laos, Luxembourg, Madagascar, Malaysia, Mozambique, Namibia, Netherlands, Nigeria, Sierra Leone, Singapore, Slovakia, Suriname, Switzerland, Taiwan, United Kingdom, Vietnam, Zimbabwe

Tungsten	Kennametal Huntsville	CFSP
Argentina, Belgium, Cambodia, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Korea, Republic of, Laos, Luxembourg, Madagascar, Malaysia, Namibia, Netherlands, Nigeria, Sierra Leone, Singapore, Slovakia, South Africa, Suriname, Switzerland, Taiwan, United Kingdom, Vietnam, Zimbabwe

3. Design and Implement a Strategy to Respond to Risks
We have implemented a risk management plan that includes continued communication with our suppliers to enhance and improve the quality of responses and disclosures in future reporting periods. In furtherance of those objectives, we continue to take the following steps to support the due diligence measures to mitigate the risk that the 3TG minerals in our products, directly or indirectly, benefit armed groups in the Covered Countries:

•	Continue to educate our suppliers with an emphasis on suppliers who were classified as “Uncertain” or “Inconsistent;”

•	Evaluate and monitor active suppliers to identify which suppliers provide us with products containing 3TG minerals and need to be included in our information request; and

•	Evaluate and recommend system and process improvements designed to improve tracking, vendor training, vendor identification, reasonable country of origin, and due diligence efforts.

4. Carry Out Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain
We do not typically have a direct relationship with 3TG mineral smelters and refiners and therefore do not perform or direct audits of these entities. Our current efforts include cross-referencing smelters and refiners identified by our suppliers against recognized conflict-free smelter certification programs. In addition, in connection with our due diligence, for the identified smelters and refiners, our third party service provider consults information concerning independent third-party audits of smelters and refiners made available by the CFSI, LBMA, RJC, and CFSP.

5. Report on Supply Chain Due Diligence
Columbia has determined that during 2016, we manufactured or contracted to manufacture products that include 3TG minerals that are necessary to the functionality or production of its products. Based on a reasonable country of origin inquiry and our due diligence efforts, we determined that only one of the smelters identified by our suppliers is known to source from a Covered Country, however it is certified by a recognized body as “conflict-free”. We are unable to determine with certainty whether conflict minerals from the identified smelter were used in Columbia’s products.

Following the due diligence measures performed, we do not have sufficient information to determine with certainty the source of all of the conflict minerals in our products or whether those minerals were used directly or indirectly to finance or benefit armed groups in Covered Countries. This Conflict Minerals Report constitutes our annual report on our 3TG minerals due diligence and is available on our website www.columbia.com and is filed with the Securities and Exchange Commission on Form SD.